Exhibit 10.34

MultiVir,Inc.

(formerly P53 Inc.)

Option Agreement

Second Extension

MGH Case No. 1289

Agreement No. A216775

The parties to that certain Option Agreement effective as of May 28, 2013 extend by a first extension executed on or about May 28, 2014, hereby agree that pursuant to Article 1.2 therein, to extend the Option granted to p53, Inc., now known as MultiVir, Inc., a Delaware corporation, for a period of six months from November 28, 2014.

Accordingly, MultiVir’s Option shall expire on May 28, 2015.

All other terms and conditions of the Option Agreement shall remain in full force and effect. This Extension Agreement shall be incorporated by reference into the Option Agreement and made a part thereof.

MultiVir shall forward by check the $5000 consideration for this extension of its option from the Hospital within 5 working days of the execution of this Extension. The $5000 payment shall be credited to the amounts payable by MultiVir to Hospital for reimbursement of patent costs pursuant to Section 3.1(v) of the Option Agreement

In witness whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the effective date first above written.

For Hospital:		For MultiVir, Inc. formerly P53:

By:	/s/ Irene Abrams	By:	/s/ Nicholas Puro
Irene Abrams		Nicholas Puro
Executive Director, Partners Healthcare		President and Chief Operating Officer
Research Ventures & Licensing

Date: as of November 26, 2014		Date: as of November 26, 2014

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